UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 2, 2012

Beauty Brands Group, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or Other Jurisdiction of Incorporation)	000-52764 (Commission File Number)	59-1213720 (IRS Employer Identification No.)

40 Wall Street, 58th Floor New York, New York (Address of Principal Executive Offices)	10005 (Zip Code)

(212) 509-1700
(Registrant’s telephone number, including area code)

_____________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4-Matters Related to Accountants and Financial Statements

Item 4.01         Change in Registrant’s Certifying Accountant

Dismissal of Previous Independent Registered Public Accounting Firm

On March 2, 2012, our board of directors (“Board”) approved the dismissal of our independent registered public accounting firm, Malone Bailey LLP (“Malone Bailey”), as our independent registered public accounting firm.  We do not have a separate “audit committee.”

For fiscal year ended December 31, 2009, Malone Bailey issued an audit report on our balance sheet as of December 31, 2009 and 2008 and the related statements of expenses, shareholders’ deficit, and cash flows for the years then ended. The report of Malone Bailey on the foregoing financial statements did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to any uncertainty, audit scope or accounting principles, other than as to the substantial doubt of the Company's ability to continue as a going concern.

During the periods ended December 31, 2009, through the date of dismissal, (i) we did not have any disagreements with Malone Bailey  on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Malone Bailey would have caused it to make a reference to the subject matter of the disagreements in connection with its reports, and (ii) there were no "reportable events," as described in Item 304(a)(1)(v) of Regulation S-K of the Securities Exchange Act of 1934, as amended (“Regulation S-K”).

We furnished Malone Bailey with a copy of this disclosure on March 6, 2012, providing Malone Bailey with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree (“Auditors Letter”).  A letter from Malone Bailey dated March 7, 2012 is filed hereto as Exhibit 16.1.

Engagement of New Independent Registered Public Accounting Firm

Effective as of March 2, 2012, our Board appointed Friedman LLP (“Friedman”) as our independent registered public accounting firm.  Prior to our engagement of Friedman, neither us nor anyone acting on our behalf consulted Friedman with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Friedman concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

Section 5-Corporate Governance and Management

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director and Certain Officer

Effective as of March 2, 2012, our Board appointed Mr. Gianluca Cicogna Mozzoni as our director to fill a vacancy on the Board.  In addition, the Board appointed Mr. Cicogna Mozzoni as our President and Chief Executive Officer, Secretary and Chief Financial Officer as of March 2, 2012.

Mr. Cicogna Mozzoni, age 48, has been a consulting member of Baytree Capital Associates, LLC, our controlling shareholder, and has over 25 years of experience investing in private and public companies and doing cross-border transactions. Since December 20, 2011, Mr. Cicogna Mozzoni has been serving as a director, president, chief executive officer, chief financial officer, treasurer and secretary of Lone Pine Holdings, Inc., a public company. Prior to joining Baytree Capital, Mr. Cicogna Mozzoni worked at the Zanett Group in New York, where he was involved in advising and investing in early stage private and public companies. Mr. Cicogna Mozzoni has invested in a broad range of businesses and has extensive hands-on experience advising, building and managing companies. From February 2008 to October 2008, Mr. Cicogna Mozzoni served as director for Morlex, Inc. He graduated with honors in economics from Buckingham University.

We do not have an employment agreement with Mr. Cicogna Mozzoni, nor do we anticipate compensating Mr. Cicogna Mozzoni for serving as our officer and director. There are no arrangements or understandings between Mr. Cicogna Mozzoni and any other persons pursuant to which Mr. Cicogna Mozzoni was selected as director, nor are there any transactions between us and Mr. Cicogna Mozzoni in which he has a direct or indirect material interest required to be reported pursuant to the rules and regulations of the Commission.

Resignation of Director

Effective March 5, 2012, pursuant to a certain Resignation Letter, Mr. Goodman  resigned from his positions as our director and from all other positions he held.

A copy of Mr. Goodman’s Resignation Letter is filed hereto s Exhibit 17.1

Item 5.03         Amendments to Articles of Incorporation Or Bylaws; Change In Fiscal Year.

On March 2, 2012, our Board approved an amendment and restatement of our bylaws (the “Amended and Restated Bylaws”). The Amended and Restated Bylaws replace the our former bylaws in its entirety.

The Amended and Restated Bylaws are attached hereto as Exhibit 3.1, and incorporated herein by this reference.

Section 9-Financial Statements and Exhibits

Item 9.01         Financial Statements And Exhibits

(d)            Exhibits

Exhibit No.	Description

3.1	Bylaws
16.1	Letter from Malone Bailey LLP
17.1	Resignation Letter

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2012	Beauty Brands Group, Inc. a Florida corporation /s/ Gianluca Cicogna Mozzoni Gianluca Cicogna Mozzoni Chief Executive Officer